Exhibit 99.1

China BAK Reports First Quarter Fiscal Year 2011 Financial Results

Shenzhen, China – January 28, 2011 – China BAK Battery, Inc. (“China BAK”, the “Company”, or “we”) (Nasdaq: CBAK), a leading global manufacturer of lithium-based battery cells, today announced its financial results for the first quarter of fiscal year 2011 ended December 31, 2010 (“Q1 2011”).

Recent Achievements and Highlights

  Revenue increased 26.5% year-over-year and 14.3% quarter on quarter (Q1 2011 compared to Q4 2010)

  Revenues from high-power batteries more than tripled sequentially in Q1 2011 due to robust demand for batteries used in Energy Storage Solutions

  Gross margin improved to 15.7% in the first quarter of fiscal 2011 from 9.5% in the previous quarter

  Reported another quarter of positive cash flow of $18.4 million from operating activities, reflecting continued progress in the Company’s turnaround plan

  Days Sales Outstanding declined to 126 days from 134 days last quarter and Days Sales of Inventory declined to 110 days from 115 days in the previous quarter

  In November 2010, Chery Automobile Co., Ltd. officially launched its first Lithium-ion solution EV, Ruilin M1, powered by China BAK’s lithium-ion phosphate batteries at the 25th World Electric Vehicle Symposium and Exposition

  BAK International (Tianjin) Limited (“BAK Tianjin”), the Company’s wholly-owned subsidiary, received a subsidy of approximately $7.5 million for its automated high power lithium battery project in December 2010

During the quarter ended December 31, 2010, the Company recorded $3.6 million in non-cash expense items following a strategic review of its operations. The Company has presented non-GAAP gross profit, operating income (loss), net income (loss) and diluted loss per share excluding the impact of non-cash items on its financial results for the three months ended December 31, 2010, September 30, 2010, and December 31, 2009. A reconciliation of these non-GAAP measures to the corresponding GAAP measure is provided in Table 4 below. The Company uses the non-GAAP information in its internal performance measures to analyze performance between periods, develop internal projections and measure management performance. The Company believes the non-GAAP results provide investors with a measurement of operating results which are comparable with subsequent periods.

China BAK Battery Inc.	Page 1 of 8

First Quarter Fiscal Year 2011 Financial Results

Net revenues for the first quarter were $63.5 million, up 14.3% from $55.6 million last quarter and up 26.5% from $50.2 million for the same period in fiscal 2010.

Revenues from prismatic products, including aluminum-case cells and battery packs, which are used in mobile phones and certain personal electronic devices, were $47.5 million, up 10.2% from $43.1 million last quarter and up 22.5% from $38.8 million for the same period in fiscal 2010.

Revenues from cylindrical cells used in notebook computers were $10.5 million, up 17.6% from $8.9 million last quarter and up 29.1% from $8.1 million for the same period in fiscal 2010.

Revenues from lithium polymer cells, used in personal electronic devices such as PDAs, MP3 players and Bluetooth devices, were $3.5 million, up 17.2% from last quarter and up 9.4% from the same period in fiscal 2010.

Revenues from high-power lithium battery cells, used in electric bicycles, power tools, uninterruptible power supplies, and other applications manufactured at the Company’s Tianjin facility, were $2.1 million, up around two times the revenue from last quarter and up nearly 12 times the revenue from the same period in fiscal 2010.

Gross profit for the first quarter of fiscal year 2011 was $10.0 million, up 88.3% from $5.3 million last quarter and up 4.6% from $9.6 million in the same quarter of last year. Gross margin was 15.7% significantly up from 9.5% last quarter and slightly lower than 19.0% in the year ago period. The increase in gross profit was a result of increased direct sales of battery packs to OEM cell phone manufacturers driven by strong customer demand. The year-over-year decline in gross margin was a result of the Company’s adoption of a competitive pricing strategy for its cylindrical cells to increase its market share in the OEM market.

Operating expenses totaled $11.8 million, or 18.6% of revenue, in the first quarter down 6.7% from $12.6 million, or 22.6% of revenue, in the last quarter and down 5.1% from $12.4 million, or 24.8% of revenue, in the first quarter of fiscal 2010. Research and development expenses were $1.6 million, or 2.6% of revenue, down 12.3% from $1.9 million, or 3.4% of revenue in the last quarter and down 7.0% from $1.8 million, or 3.5% of revenue in the same quarter of fiscal 2010. Sales and marketing expenses were $2.3 million, or 3.6% of revenue down 10.4% from $2.5 million, or 4.6% of revenue in the last quarter and up 12.1% from $2.0 million, or 4.0% of revenue in the same quarter of fiscal 2010. General and administrative expenses were $7.9 million, or 12.4% of revenue up 26.0% from $6.2 million, or 11.2% of revenue in the last quarter and down 8.8% from $8.6 million or 17.2% of revenue in the same quarter of fiscal 2010.

Operating loss for the first quarter was $1.8 million compared to operating loss of $7.3 million in the last quarter and operating loss of $2.9 million in the same quarter of fiscal 2010. Excluding the impact of non-cash items, including provisions for doubtful debts, obsolete inventories and impairment charges related to strategic review of business operations, non-GAAP operating income was $1.8 million in the first quarter of fiscal 2011 compared to non-GAAP operating loss of $3.3 million in the last quarter and non-GAAP operating income of $2.7 million in the same period a year ago.

China BAK Battery Inc.	Page 2 of 8

Net loss was $3.7 million, or diluted loss per share of $0.06, in the first quarter of fiscal 2011 compared to net loss of $8.6 million, or diluted loss per share of $0.14, in the last quarter and net loss of $3.4 million, or diluted loss per share of $0.06, in the same quarter of fiscal 2010. Excluding the impact of non-cash items, including provisions for doubtful debts, obsolete inventories and impairment charges related to strategic review of business operations, non-GAAP net loss for the first quarter of fiscal 2011 was $0.1 million, or a loss of $0.00 per diluted share, compared to non-GAAP net loss of $4.6 million in the previous quarter, or a loss of $0.08 per diluted share, and non-GAAP net income of $2.2 million, or earnings of $0.04 per diluted share in the same period a year ago.

Financial Condition

On December 31, 2010 China BAK had $24.5 million in cash and cash equivalents. For the first quarter of fiscal year 2011, Days Sales Outstanding (DSO) decreased to 126 days from 134 days last quarter and Days Sales of Inventory decreased to 110 days from 115 days last quarter. Short-term bank loans and long-term bank loans totaled $177.6 million as compared to $179.3 million on September 30, 2010. Shareholders’ equity totaled $149.4 million. China BAK had $66.9 million available for borrowing under its credit facilities. The Company generated $18.4 million from cash flow from operating activities in the first quarter of fiscal 2011.

Business Outlook

In fiscal 2011, China BAK expects to further penetrate into the rapidly growing EV market, strengthening its existing market position. The Company also intends to be certified by additional OEM customers in the prismatic battery packs segment.

“As a result of our cost-control measures and profitability focus, we continue to experience recovery in gross margin level and increased cash flow generation, reflecting continued progress of our turnaround strategy,” commented Ke Marcus Cui, Interim CFO of China BAK.

“Our aggressive sales and marketing efforts in promoting our high-power lithium batteries used in EVs, E-bikes and UPS - energy storage solution, we continue to experience significant revenue growth from this segment. We believe, in the year ahead, due to the outstanding growth opportunities in the EV industry, BAK Tianjin will become a significant revenue contributor to the Company,” commented Mr. Xiangqian Li, CEO of China BAK.

Conference Call

China BAK will host a conference call at 8:00 a.m. ET on Friday, January 28, 2011 to discuss results for the first quarter of fiscal year 2011 ended December 31, 2010. Joining Xiangqian Li, China BAK's President and Chief Executive Officer on the call will be Ke Marcus Cui, Interim Chief Financial Officer. To participate in the conference call, please dial the following number approximately fifteen minutes prior to the scheduled conference call time: 877-847-0047 or 212-444-0113. International callers should dial 852-3006-8101. The pass code for the call is 641-962. If you are unable to participate in the call at this time, a replay will be available from 11:00 a.m. ET on Friday, January 28, 2011 through 11:00 a.m. ET, Friday, February 11, 2011. To access the replay, please dial 866-572-7808. International callers should dial (852) 3012-8000. The pass code for the replay is 641-962. The conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China BAK website at http://www.bak.com.cn/. To listen to the live webcast, please go to China BAK’s website at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those unable to participate during the live broadcast, after the call a replay will be available on China BAK’s website for a period of one year.

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About China BAK Battery Inc.

China BAK Battery, Inc. (NASDAQ: CBAK) is a leading global manufacturer of lithium-based battery cells. The Company produces battery cells that are the principal component of rechargeable batteries commonly used in cellular phones, notebook computers and portable consumer electronics such as digital media devices, portable media players, portable audio players, portable gaming devices, and PDAs. China BAK Battery, Inc.’s production facilities, located in Shenzhen and Tianjin, PRC, cover over three million square feet and have been recently expanded to support the production of larger batteries for various types of vehicles. For more information regarding China BAK Battery, Inc., please visit

http://www.bak.com.cn.

Safe Harbor Statement

This press release contains forward-looking statements, which are subject to change. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All “forward-looking statements” relating to the business of China BAK Battery, Inc. and its subsidiary companies, which can be identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties which could cause actual results to differ. These factors include but are not limited to: risks related to China BAK’s business and risks related to operating in China. Please refer to China BAK’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, for specific details on risk factors. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. China BAK’s actual results could differ materially from those contained in the forward-looking statements. China BAK undertakes no obligation to revise or update its forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For more information, please contact:

Tracy Li
China BAK Battery, Inc.
Investor Relations Officer
Tel: +86 (755) 8977-0093
E-mail: ir@bak.com.cn

Roger Ellis
CCG Investor Relations
Partner & SVP for Market Intelligence
Tel: 310-954-1332
E-mail: roger.ellis@ccgir.com

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-Financial Tables Follow-

Table 1

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Operations and Comprehensive Loss
For the Three Months Ended December 31, 2010, September 30, 2010 and December 31, 2009
(Amounts in thousands, except per share data)

		Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)
Net Revenues	$63,530	$55,594	$50,228
Cost of revenues	(53,534)	(50,286)	(40,668)
Gross profit	9,996	5,308	9,560
Operating expenses:
Research and development expenses	(1,645)	(1,875)	(1,768)
Sales and marketing expenses	(2,273)	(2,536)	(2,028)
General and administrative expenses	(7,878)	(6,253)	(8,637)
Impairment charge	-	(1,981)	-
Total operating expenses	(11,796)	(12,645)	(12,433)
Operating loss	(1,800)	(7,337)	(2,873)
Finance costs, net	(2,840)	(2,640)	(2,153)
Government grant income	607	221	355
Other income / (expense)	241	(46)	7
Loss before income taxes	(3,792)	(9,802)	(4,664)
Income tax benefit	134	1,224	1,272
Net loss	$(3,658)	$(8,578)	$(3,392)
Other comprehensive income / (loss)
- Foreign currency translation adjustment	2,050	2,193	(108)
Comprehensive loss	$(1,608)	$(6,385)	$(3,500)
Net loss per share:
Basic	$(0.06)	$(0.14)	$(0.06)
Diluted	$(0.06)	$(0.14)	$(0.06)
Weighted average shares outstanding:
Basic	62,895	62,890	61,108
Diluted	62,895	62,890	61,108

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Table 2 China BAK Battery, Inc. and Subsidiaries Condensed Interim Consolidated Balance Sheets As of December 31, 2010 and September 30, 2010 (Amounts in thousands)

	December 31,	September 30,
	2010	2010
	(Unaudited)	(Audited)
Assets
Current assets
Cash and cash equivalents	$24,527	$22,589
Pledged deposits	16,365	9,426
Trade accounts receivable, net	92,219	86,198
Inventories	67,167	64,048
Prepayments and other receivables	5,055	5,513
Deferred tax assets	7,209	6,888
Total current assets	212,542	194,662
Property, plant and equipment, net	229,074	228,885
Lease prepayments, net	32,178	31,924
Intangible assets, net	235	184
Deferred tax assets	1,706	1,681
Total assets	$475,735	$457,336
Liabilities
Current liabilities
Short-term bank loans	$139,774	$137,418
Current maturities of long-term bank loans	15,146	11,956
Accounts and bills payable	110,591	93,725
Accrued expenses and other payables	19,681	22,411
Total current liabilities	285,192	265,510
Long-term bank loans, less current maturities	22,719	29,890
Deferred revenue	7,392	7,353
Other long-term payables	10,359	3,431
Deferred tax liabilities	723	719
Total liabilities	326,385	306,903
Commitments and contingencies
Shareholders’ equity:
Ordinary shares US$ 0.001 par value; 100,000,000
authorized; 63,612,526 and 63,616,276 issued and
outstanding as of September 30, 2010 and December
31, 2010 respectively	64	64
Donation Shares	14,102	14,102
Additional paid-in-capital	125,077	124,551
Statutory reserves	7,645	7,315
Accumulated deficit	(23,531)	(19,542)
Accumulated other comprehensive income	30,060	28,010
Less: Treasury shares	(4,067)	(4,067)
Total shareholders’ equity	149,350	150,433
Total liabilities and shareholders’ equity	$475,735	$457,336

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Table 3

China BAK Battery, Inc. and Subsidiaries
Condensed Interim Consolidated Statements of Cash Flows
For the Three Months Ended December 31, 2010, September 30, 2010 and December 31, 2009
(Amounts in thousands)

		Three Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009
	(Unaudited)	(Unaudited)	(Unaudited)
Cash flow from operating activities
Net loss	$(3,658)	$(8,578)	$(3,392)
Adjustments to reconcile net loss to net cash provided by / (used in) operating activities:
Depreciation and amortization	4,319	5,143	4,193
Provision for doubtful debts	3,061	1,336	4,736
Provision for obsolete inventories	-	(717)	(280)
Impairment charge	-	1,981	-
Share-based compensation	525	1,420	1,145
Deferred income taxes	(236)	(742)	(1,495)
Deferred revenue	(60)	(59)	(59)
Exchange (gain) / loss	(66)	614	(263)
Changes in operating assets and liabilities:
Trade accounts receivable	(7,872)	(6,688)	4,475
Inventories	(2,228)	2,321	(13,573)
Prepayments and other receivables	522	98	(8,197)
Accounts and bills payable	15,962	10,173	(4,795)
Accrued expenses and other payables	8,117	(1,825)	131
Net cash provided by / (used in) operating activities	$18,386	$4,477	$(17,373)
Cash flow from investing activities
Purchases of property, plant and equipment	(5,968)	(3,000)	(3,905)
Purchases of intangible assets	-	-	(1)
Net cash used in investing activities	$(5,968)	$(3,000)	$(3,906)
Cash flow from financing activities
Proceeds from borrowings	27,754	3,300	40,938
Repayment of borrowings	(31,760)	(6,660)	(63,714)
(Increase) / decrease in pledged deposits	(6,758)	(6)	12,071
Proceeds from issuance of capital stock, net		-	19,616
Net cash (used in) / provided by financing activities	$(10,763)	$(3,366)	$8,911
Effect of exchange rate changes on cash and cash equivalents	283	(397)	(7)
Net increase / (decrease) in cash and cash equivalents	1,938	(2,286)	(12,375)
Cash and cash equivalents at the beginning of the period	22,589	24,875	30,678
Cash and cash equivalents at the end of the period	$24,527	$22,589	$18,303

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Table 4

China BAK Battery, Inc. and subsidiaries
Reconciliation of non-GAAP to GAAP measures

	For the quarter ended	For the quarter ended	For the quarter ended
	December 31, 2010	September 30, 2010	December 31, 2009
Gross Profit as reported under GAAP	9,996,364	5,307,908	9,559,880
Add: Provision / (recovery) for obsolete inventories		-716,973	-280,255
Non-GAAP Gross Profit	9,996,364	4,590,935	9,279,625
Operating Income (Loss) as reported under GAAP	-1,800,414	-7,336,480	-2,873,537
Add: Provision for doubtful debts	3,060,868	1,336,468	4,736,336
Add: Provision / (recovery) for obsolete inventories	-	-716,973	-280,255
Add: Share-based compensation costs	525,019	1,420,061	1,145,210
Add: Impairment charge	-	1,980,741	-
Non-GAAP Operating Income (Loss)	1,785,473	-3,316,183	2,727,754
Net Income (Loss) as reported under GAAP	-3,657,792	-8,577,780	-3,392,327
Add: Provision for doubtful debts	3,060,868	1,336,468	4,736,336
Add: Provision for obsolete inventories	-	-716,973	-280,255
Add: Share-based compensation costs	525,019	1,420,061	1,145,210
Add: Impairment charge	-	1,980,741	-
Non-GAAP Net Income (Loss)	-71,905	-4,557,483	2,208,964
Diluted Earnings (Loss) Per Share reported under GAAP	-$0.06	-$0.14	-$0.06
Add: Provision for doubtful debts	$0.05	$0.02	$0.08
Add: Provision for obsolete inventories	$0.00	-$0.01	$0.00
Add: Share-based compensation costs	$0.01	$0.02	$0.02
Add: Impairment charge	$0.00	$0.03	$0.00
Non-GAAP Diluted (Loss) Earnings Per Share	$0.00	-$0.08	$0.04
Diluted weighted average number of common stock outstanding
	62,895,001	62,890,069	61,107,713

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